Exhibit 99.1

Westmoreland Appoints Three New
Independent Directors to its Board

Colorado Springs, CO – January 4, 2011 — Westmoreland Coal Company (NYSE AMEX: WLB) announces that three new independent directors have been appointed to the Board of Directors of the company effective February 1, 2011. The new members are Gail E. Hamilton, Jan B. Packwood and Robert C. Scharp.

Ms. Gail E. Hamilton is the former Executive Vice President and General Manager of Symantec with over 30 years experience in the information technology sector. She is on the board of Arrow Electronics Inc., OpenText Corporation and Ixia. Ms. Hamilton also served as a director of Washington Group International through November 2007 when Washington Group was sold to URS.

Mr. Jan B. Packwood is the former President and Chief Executive Officer and a current member of the board of directors of Idacorp, Inc., the holding company of Idaho Power. Mr. Packwood is a 40-year veteran of the utility industry with extensive experience in the engineering, construction, operation and maintenance of electrical systems. He retired from active management in 2006.

Mr. Robert C. Scharp is a senior mining executive who is currently serving as a director of Bucyrus International and the Chairman of Shell Canada’s Mining Advisory Council. He previously was a director of Foundation Coal Holdings. Mr. Scharp joined Shell Coal Pty. Ltd. in 1997 as Chief Executive Officer and, after the Shell Coal Group was acquired by Anglo American PLC, remained as the CEO of Anglo Coal Australia Pty. Ltd. until August 2001 before returning to the United States.

“The addition of these veteran, up-through-the-ranks executives, all with relevant operational and public company board experience, enhance our ability to provide thoughtful, creative and focused answers to growth opportunities as we pursue increased shareholder value,” commented Richard Klingaman, Chairman of the Board of Westmoreland.

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

# # #
Contact: Keith Alessi (719) 442-2600